                                                                   EXHIBIT 4.2


                            7% CONVERTIBLE DEBENTURE


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


ISSUANCE DATE:                                                   March 21, 2000
DUE DATE                                                         March 21, 2003
PRINCIPAL AMOUNT:                                                $1,000,000.00
DEBENTURE NUMBER:                                                DB-1


         FOR VALUE RECEIVED, Thrift Management, Inc., a Florida corporation with its principal executive office located at 3141 West Hallandale Beach Boulevard, Hallandale, Florida 33009 (the "Company") hereby promises to pay to James R. Scott or registered assigns (the "Holder") on March 21, 2003 (the "Maturity Date"), the principal amount of One Million Dollars and No Cents ($1,000,000.00), and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

         This Debenture is one of a series of 7% Convertible Debentures of the Company (collectively, the "Debentures") being sold by the Company in a "best efforts" private placement (the "Offering"), pursuant to Subscription Agreements dated the date hereof between the Company and each purchaser of a Debenture, including the Holder (the "Subscription Agreement").

ARTICLE 1. INTEREST

         The Company shall pay interest on the unpaid principal amount of this Debenture (the "Debenture") at the rate of seven (7%) percent per annum, payable at the time of each conversion, with respect to the principal amount of the Debenture being converted, until the principal amount hereof is paid in full or has been converted. Interest shall be computed on the basis of a 360 day year of twelve (12), thirty (30) day months. Each payment shall be paid in cash or in freely trading shares of common stock, par value $.01, of the Company (the "Common Stock"), at the Company's option. If the interest is to be paid in cash, the Company shall make such payment within five (5) business days of the "Conversion Date" as that term is defined in




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Section 3.2(b). If the interest is to be paid in Common Stock, said Common Stock shall be delivered to the Holder, or per the Holder's instructions, within five
(5) business days of the date of conversion. If such interest is paid in shares of Common Stock, then the number of shares of Common Stock to be issued on account of the accrued interest shall be equal to the amount of the interest owed divided by the lower of (i) 80% of the average closing bid price of the Common Stock for the five (5) consecutive trading days prior to the date of issuance of the Debentures (as reported by Bloomberg, L.P.), and (ii) 80% of the average closing bid price (as reported by Bloomberg, L.P.) for the five (5) consecutive trading days preceding the Conversion Date (as hereinafter defined); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, the 80% discount factor utilized to determine the number of shares of Common stock to be issued on account of the accrued interest will be reduced by 2% for each $100,000 principal amount of Debentures sold by the Company in excess of an aggregate principal amount of $1,000,000 (e.g., the discount factor will be 78% if $1,100,000 principal amount of Debentures is sold). The
Debentures are subject to automatic conversion at the end of three (3) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the formula set forth in Section 3.2. The closing of the sale of the Debentures shall be deemed to have occurred on the date the funds are received by the Company (the "Closing Date").

ARTICLE 2. METHOD OF PAYMENT

         This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall have the option of paying the interest on this Debenture in United States dollars or in shares of Common Stock upon conversion pursuant to Article 1 hereof. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder's address as shown on the Register (as defined in Section 7.2 below). Interest and principal payments shall be subject to withholding under applicable United States Federal Internal Revenue Service Regulations.

ARTICLE 3. CONVERSION

         Section 3.1  CONVERSION PRIVILEGE

         (a) The Holder of this Debenture shall have the right, at its sole option, to convert it into shares of Common Stock, at any time or from time to time in whole or in part which is before the close of business on the Maturity Date, except as set forth in Section 3.1(c) below. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

         (b) Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $5,000 or a whole multiple of $5,000 and the provisions of this Article 3 that apply to the conversion of all of the Debenture shall also apply to the conversion of a portion of it. This Debenture may not be converted, whether in whole or in part, except in accordance with Article 3.



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


         (c) In the event all or any portion of this Debenture remains outstanding on the third (3rd) anniversary of the date hereof, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

         Section 3.2.  CONVERSION PROCEDURE

         (a) DEBENTURES. Upon the Company's receipt of a facsimile or original of the Holder's signed Notice of Conversion and the original Debenture to be converted, the Company shall instruct the transfer agent to issue one or more Stock Certificates representing that number of shares of Common Stock into which the Debenture, or portion thereof, is convertible in accordance with the provisions regarding conversion set forth in the conversion notice. The Company or its counsel shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. At the option of the Holder the face amount of the Debentures, plus accrued interest at the option of the Company, may be converted at any time or from time to time in whole or in part after the Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, this Debenture to be converted together with a facsimile or original of the signed Notice of Conversion which evidences the Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Debentures to be converted are received by the Company or its designated attorney within five (5) business days thereafter. As long as the Debentures to be converted are received by the Company or its designated attorney within seven (7) business days after it receives a facsimile or original of the signed Notice of Conversion, the Company shall deliver to the Holder, or per the Holder's instructions as may be required by the terms of the Subscription Agreement, certificates for the shares of Common Stock (which certificates after the date of the effective date of the registration statement covering the shares of Common Stock issuable upon conversion of the Debentures must be delivered without restrictive legend).

         (c) ISSUANCE OF COMMON STOCK. Upon the conversion of any Debentures and upon receipt by the Company or its attorney of a facsimile or original of the Holder's signed conversion notice, the Company shall instruct the Company's transfer agent to issue certificates (which certificates after the date of the effective date of the registration statement covering the shares of Common Stock issuable upon conversion of the Debentures must be delivered without restrictive legend), as may be required pursuant to the terms of the Subscription Agreement entered into by the Company and the Holder in the name of the Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company.

         (d) CONVERSION RATE. Any time after the Closing Date, the Holder is entitled to convert the fact amount of this Debenture, plus accrued interest, into Common Stock at the lower



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of (i) eighty (80%) percent of the five (5) day average closing bid price as reported by Bloomberg LP for the five (5) consecutive trading days prior to the Conversion Date or (ii) 80% of the five (5) day average closing bid price as reported on Bloomberg, L.P. for the five (5) consecutive trading days prior to the issuance of the Debentures (each being referred to as the "Conversion Price"); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, the 80% discount factor utilized to determine the Conversion Price will be reduced by 2% for each $100,000 principal amount of Debentures sold by the Company in excess of an aggregate principal amount of $1,000,000 (e.g., the discount factor will be 78% if $1,100,000 principal amount of Debentures is sold). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         The Debentures are subject to a 36 month conversion feature at the end of which all Debentures outstanding will be automatically converted upon the terms set forth in this section ("Mandatory Conversion Date").

         (e) USURIOUS INTEREST. Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Company at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) COSTS OF SHARES. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so required in writing by the Holder.

         (g) LIQUIDATED DAMAGES. Following the first day that a registration statement covering the shares of Common Stock issuable upon exercise of the Debentures is declared effective by the SEC, in the event certificates for unlegended, unrestricted shares of Common Stock are not delivered per the written instructions of the Holder within seven (7) business days after the Conversion Date, then in such event the Company shall pay to the Holder one (1%) percent in cash of the principal amount of the Debentures being converted per each day after the seventh (7th) business day following the Conversion Date that the Common Stock is not delivered.

         The Company acknowledges that its failure to deliver the Common Stock within seven (7) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to qualify such damages and, as such, agree that the form and amount of such


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liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Agreement.

         To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3 is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3(g) shall not apply but instead the provisions of Section 3(h) shall apply.

         The Company shall make any payments incurred under this Section 3(g) in immediately available funds within three (3) business days from the date of issuance of the applicable Common Stock. Nothing herein shall limit the Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within seven (7) business days after the Conversion Date.

         (h) AUTHORIZED SHARES; LACK OF AUTHORIZED SHARES. The Company shall at all times reserve and have available all Common Stock necessary to meet conversion of the Debentures (and payment of interest thereon in shares of Common Stock) by all Holders of the entire amount of Debentures then outstanding. If, at any time the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures"), upon the Holder's sole option, may be deemed null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Debentures, by facsimile within three (3) business days of such default (with the original delivered by overnight to two (2) day courier), and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two
(2) day courier) of its election to either nullify or confirm the Notice of Conversion.

         The Company agrees to pay to all Holders of outstanding Debentures payment for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of the Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the Holder's option, payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payments shall be made to the Holder of outstanding Debentures by the fifth (5th) day of the following calendar month, or (ii) in the event the Holder elects to take such payment in stock, the Holder may convert such payment into Common Stock at the Conversion Rate set forth in Section 3.2(d) at



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any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory thirty-six (36) month conversion period. The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

         Nothing herein shall limit the Holder's right to pursue actual damages or cancel the conversion for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

         (i) PROSPECTUSES. The Company shall furnish to the Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto.

         (j) LIMITATION ON CONVERSION. The Holder is limited in the amount of this Debenture it may convert and own. Other than the Mandatory Conversion provisions contained in this Debenture which are not limited by the following, in no other event shall the Holder be entitled to convert, any amount of Debentures in excess of that amount upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debenture, and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this provision is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of this provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such provision. The Company must not permit conversion of any Debentures which could result in more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares upon such conversion) being issued to the Purchaser.

         (k) REDEMPTION. The Company reserves the right, at its sole option, to call a mandatory redemption of the outstanding Debentures, as follows: In the event the Company exercises such right of redemption at any time following the Closing Date, it shall pay the Holder, in United States currency, the benefit of the bargain (intrinsic value) that is, the principal amount of the Debenture being redeemed, plus accrued interest and the profit the Holder would have received upon conversion of that portion of the Debenture being redeemed and sale of the Common Stock. The date by which the Debentures must be delivered to the Escrow Agent, shall not be later than five (5) business days following the date the Company notifies the Holder by



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facsimile of the redemption. The Company shall give the Holder at least twenty
(20) business days' advance written notice of its intent to redeem; PROVIDED, HOWEVER, that notwithstanding anything to the contrary provided herein or elsewhere, as a condition to the Company selling any of its securities other than in this Offering, the Company must redeem all of the Debentures outstanding with the proceeds from any such sale as provided in the Subscription Agreement at the above described redemption price.

         (l) INVESTMENT INTENT. The Holder of this Debenture by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common stock issuable upon conversion thereof except under circumstances which will not result in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state Blue Sky law or similar laws relating to the sale of securities.

         (m) ADJUSTMENT. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         Section 3.3  FRACTIONAL SHARES.

         The Company shall not issue fractional shares of Common Stock or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

         Section 3.4  TAXES ON CONVERSION.

         The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

         Section 3.5  COMPANY TO RESERVE STOCK.

         The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures (and the interest thereon) and the exercise of the Agent Warrants (as defined in the Subscription Agreement), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the then outstanding Debentures (and the interest thereon) and the exercise of the Agent Warrants; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures (and the interest thereon) and the Agent Warrants, the Company will take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued,


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fully paid and non-assessable and free from all pre-emptive rights, rights of first refusal, taxes, liens and charges with respect to the issuance thereof.

         Section 3.6  RESTRICTIONS ON TRANSFER.

         This Debenture has not been registered under the Securities Act, and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Securities Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Securities Act.

         Section 3.7  MERGERS, ETC.

         If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchasers or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

ARTICLE 4. MERGERS AND ADJUSTMENTS

         Section 4.1  MERGERS.

         The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to any person, unless such person expressly assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

         Section 4.2  ADJUSTMENTS.

         The number of shares of Common Stock purchasable upon the conversion of this Debenture shall be subject to adjustments as follows:

         (a) In case the Company shall (i) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholders a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from the proceeds of such dividend (all Common Stock so issued shall be deemed to have issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common

Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification, reorganization or recapitalization of its Common Stock any shares of Common Stock or other securities of the Company, the number of shares of Common Stock issuable upon conversion of this Debenture immediately prior thereto shall be adjusted so that the Holder of this Debenture shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the Holder would have received had this Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the effective date in the case of a stock split, subdivision, combination or reclassification.

         (b) In case the Company shall distribute, without receiving consideration therefor, to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends other than as described in Section 4.2(a)), or rights, options or warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, then in such case, the number of shares of Common Stock thereafter issuable upon conversion of this Debenture shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon conversion of this Debenture, by a fraction, of which the numerator shall be the closing bid price per share of Common Stock on the record date for such distribution, and of which the denominator shall be the closing bid price of the Common Stock less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

         (c) Any adjustment to the number of shares of Common Stock issuable hereunder otherwise required to be made by this Section 4.2 will not have to be adjusted if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of this Debenture. No adjustment in the number of shares of Common Stock issuable upon conversion of this Debenture will be made for the issuance of shares of capital stock to directors, employees or independent contractors pursuant to the Company's or any of its subsidiaries' stock option, for the purpose of the Company's Common Stock warrants issued, issuable or to be issued for services rendered by others to the Company stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional options amounts in shares of Common Stock under such plan.

ARTICLE 5. REPORTS

         The Company will mail to the Holder hereof, at its address as shown on the Register, a copy of any annual, quarterly or current report that it files with the Securities and Exchange



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Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

ARTICLE 6. DEFAULTS AND REMEDIES

         Section 6.1  EVENTS OF DEFAULT.

         An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment, other than a payment of principal, for a period of five (5) business days thereafter, (c) the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (d) there is an event of default in any other Debenture; (e) the Company is not in compliance or is in breach and/or default of any material representation, warranty, covenant or any other term of the Registration Rights Agreement dated the date hereof between the Company and the Holder, the Subscription Agreement, the Agency Agreement between the Company and the Placement Agent, the Agent Warrants, or any other material agreement, note or debenture of the Company, except to the extent such noncompliance, breach, or default results in the imposition of a penalty pursuant to the terms of such agreement, note, or debenture; provided, however, that notwithstanding the imposition of such a penalty, any such noncompliance, breach, or default that continues for a period of 60 days shall constitute an Event of Default; (f) the Company does not file any report required to be filed with the SEC on a timely basis (including any extension period as reported on a Form 12(b)-25 of the Company); (g) the Common Stock is delisted from the OTCBB; or (h) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property, (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days; (D) the Company's Common Stock is no longer listed on any recognized exchange including electronic over-the-counter bulletin board. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the Holders of at least twenty-five (25%) percent of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within five (5) business days after the receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default."

         Section 6.2  ACCELERATION.

         If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

ARTICLE 7. REGISTERED DEBENTURES

         Section 7.1  SERIES.

         This Debenture is one of a numbered series of Debentures which are identical except as to the principal amount and date of issuance thereof and as to any restriction on the transfer thereof in order to comply with the Securities Act and the regulations of the Securities and Exchange Commission promulgated thereunder. Such Debentures are referred to herein collectively as the "Debentures." The Debentures shall be issued in whole multiples of $5,000.

         Section 7.2  RECORD OWNERSHIP.

         The Company, or its attorney, shall maintain a register of the Holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 7.3  REGISTRATION OF TRANSFER.

         Transfers of this Debenture may be registered on the books of the Company maintained for such purpose pursuant to Section 7.2 above (i.e., the Register). Transfer shall be registered when this Debenture is presented to the Company with a request to register the transfer hereof and the Debenture is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and state and federal securities laws. When this Debenture is presented for transfer and duly transferred hereunder, it shall be cancelled and a new Debenture showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Debenture is presented to the Company with a reasonable request to exchange it for an equal principal amount of Debenture of other denominations, the Company shall make such exchange and shall cancel this Debenture and issue in lieu thereof Debentures having a total principal amount equal to this Debenture in such denominations as agreed to by the Company and the Holder.

         Section 7.4  WORN OR LOST DEBENTURES.

         If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

ARTICLE 8. NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

ARTICLE 9. TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period if time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

ARTICLE 10. WAIVERS

         The Holders of a majority in principal amount of the Debentures may waive a default or rescind the declaration of an Event of Default and its consequences except for a default in the payment of principal or conversion into Common Stock.

ARTICLE 11. RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words in the masculine gender include the feminine and the neuter, and when the sense so indicates, words in the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Whenever in this Debenture a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

ARTICLE 12. REGISTRATION RIGHTS

         The shares of Common Stock issuable upon conversion of the Debentures shall be subject to certain registration rights as provided in the Registration Rights Agreement between the Company and each holder of Debentures dated the date hereof and all such terms are expressly incorporated by reference herein.

ARTICLE 13. GOVERNING LAW; JURISDICTION, ETC.

         (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the IN PERSONAM jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of IN PERSONAM jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

         (b) The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this Agreement.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first appearing above.

                                           THRIFT MANAGEMENT, INC.



                                           By: /s/ Marc Douglas
                                              ----------------------------------
                                              Name:  Marc Douglas
                                              Title: President


ATTEST:


----------------------------------
Name:
Title:








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